UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 6, 2009
DIODES INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	002-25577 (Commission File Number)	95-2039518 (I.R.S. Employer Identification No.)

15660 North Dallas Parkway, Suite 850 Dallas, TX (Address of principal executive offices)	75248 (Zip Code)
(972) 385-2810
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.
               On February 6, 2009, Diodes Incorporated (the “Company”) paid in full the outstanding balance of approximately $2.5 million of its revolving credit commitment with Union Bank of California, N.A. (“Union Bank”) and terminated the Amended and Restated Credit Agreement that govern the revolving credit commitment, which was scheduled to mature on March 2, 2009. On or before February 13, 2009, the Company will pay in full the outstanding balance of approximately $1.8 million on its Union Bank term loan facility and terminate the Covenant Agreement that governs that facility, which is scheduled to mature on August 29, 2010. Please see Item 7.01 below for further details.

Item 7.01.	Regulation FD Disclosure.
               Due to the weakness of the global economy and recent changes to the Company’s organizational structure to maximize efficiencies and reduce costs, the Company has engaged in an in-depth review of its cash requirements, its current cash balances and its future cash availability as well as its borrowing costs. As part of this review, the Company has sought to reduce its interest expense by taking the following steps:
•	On January 26, 2009, the Company borrowed an additional $1.7 million against its “no net cost loan” facility with UBS BANK USA, bringing the total outstanding balance to $213 million. Please see the Company’s Current Report on Form 8-K filed on November 4, 2008 for additional information about the Company’s “no net cost loan” facility.
•	Due to the lower interest rate earned on cash balances by one of the Company’s foreign subsidiaries and higher interest rate charged to borrow cash in the U.S., the Company is in the process of transferring approximately $5 million from that foreign subsidiary into the Company’s U.S. bank account.
•	The Company paid in full the outstanding balance on its revolving credit commitment, and the Company will also pay in full the outstanding balance on its term loan facility on or before February 13, 2009, as well as terminate its Amended and Restated Credit Agreement and Covenant Agreement with Union Bank. The Company has no current plan to replace these credit facilities; however, should future business needs arise and the credit markets permit, the Company may seek to obtain additional credit facilities.
               As of December 31, 2008, the Company’s cash balance was $103.5 million, which increased $20.8 million during the fourth quarter of 2008. The Company has available lines of credit up to an aggregate of $49.4 million with several local financial institutions in the jurisdictions in which its foreign subsidiaries operate. Outstanding balances under these lines of credit bear interest at LIBOR or similar indices plus a specified margin. As of December 31, 2008, approximately $6.1 million were outstanding on these lines of credit, and the average interest rates ranged from 2.0% to 2.8%.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 9, 2009	DIODES INCORPORATED
	By:	/s/ Carl C. Wertz
Carl C. Wertz,
Chief Financial Officer